Exhibit 10.1
2021 Cash Incentive Compensation Plan

Eligible Employees: All executive officers, senior vice presidents and vice presidents of the Company are eligible for participation in the Company’s 2021 Cash Incentive Compensation Plan.

Applicable Period: The 2021 Cash Incentive Plan applies to performance during the Company’s fiscal year ending December 31, 2021.

Components of the Plan and Criteria to Fund: The 2021 Cash Incentive Compensation Plan consists of the following two components: (i) revenue targets and (ii) EBITDA targets. Each component of the 2021 Cash Incentive Compensation Plan includes targets at minimum, plan, and maximum payout. The minimum targets serve as the threshold upon which the incentive pool will begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity.

The minimum performance target must be met in order for a portion of the bonus to be paid relative to any one of the two components. Each component will be measured separately. Bonus payouts will be based 60% on achievement of revenue targets and 40% on achievement of EBITDA targets.

The following table below represents the target bonus and maximum bonus for each of the Company’s executive officers and senior vice presidents as a percent of such employee’s annual base salary.

Executive Officer	Target	Maximum
President and CEO	100%	140%
Executive Officers (other than President and CEO) and SVPs	75%	105%
Vice Presidents	50%	70%